UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 31, 2009

Date of report (Date of earliest event reported)

NEW ULM TELECOM, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-3024	41-0440990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North Minnesota Street

New Ulm, MN 56073

(Address of principal executive offices, including zip code)

(507) 354-4111

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Officers

In 2006, the Board of Directors of New Ulm Telecom, Inc. (“New Ulm”) established a Management Incentive Plan for its executive officers (the “Plan”). Payments under the Plan are based on achievement of annual objectives of measurable corporate performance, with financial and customer-related targets. These financial targets are based on (i) net income and (ii) operating revenue. On March 31, 2009, the Compensation Committee recommended and Board of Directors approved the payments of awards under the Plan of $46,744 to Mr. Otis, CEO; $20,549 to Ms. Bornhoft, COO; and $14,021 to Ms. Blankenhagen, CFO for achievement of 100.0% of net income, 103.1% of operating revenue and 100.0% customer service. The Company expects to make these payments in April 2009.

The formulas used for operating revenue and customer service were the same as approved by the Board of Directors in early 2008. The net income factor used for determining that portion of the award was adjusted to eliminate the effects on net income of (i) the non-cash impairment charge of $2,291,000 related to its Hutchinson Telephone Company subsidiary, as determined under FASB 142; and (ii) the Company’s October 28, 2008 adoption of a new non-employee director compensation plan and the accrual of retirement payments under this director plan. The Board of Directors determined that it was appropriate to make this adjustment to the net income factor to fairly reflect the Company’s performance in 2008. New Ulm will include a complete description of its compensation practices, including the Plan and payouts under the Plan, in the definitive Proxy Statement that will be sent to New Ulm shareholders in connection with the 2009 Annual Meeting of Shareholders to be held on May 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2009	New Ulm Telecom, Inc.

	By:	/s/Nancy Blankenhagen
Nancy Blankenhagen
	Its:	Chief Financial Officer